Exhibit 2.1
                           PURCHASE AND SALE AGREEMENT


     THIS AGREEMENT is made as of the 20th day of September, 1996 by and between DANIEL W. CUMMINGS, STUART L. SCOTT, ROBERT C. SPOERRI and LYNN C. THURBER, not personally, but as Trustees under that certain Declaration of Trust, dated October 1, 1983, creating LASALLE FUND II, a group trust, acting through its agent and manager, LaSalle Advisors Limited (hereinafter called "Seller"), and BEACON PROPERTIES, L.P., a Delaware limited partnership ("Purchaser").


                              W I T N E S S E T H:


     WHEREAS, Seller owns the office buildings located at 1616 North Fort Myer Drive (the "1616 Building") and 1300 North Seventeenth Street (the "1300 Building") in Rosslyn, Virginia; and

     WHEREAS, Seller desires to sell its interest in such office buildings and Purchaser desires to purchase such interest from Seller on the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the premises and the respective undertakings of the parties hereinafter set forth, it is hereby agreed:

     SECTION 1. DEFINITIONS. Wherever used in this Agreement, the words and phrases set forth below shall have the meanings set forth below or in an Exhibit to this Agreement to which reference is made, unless the context clearly requires otherwise.

     A. "Closing" means the closing at which Seller conveys title to the Project to Purchaser and Purchaser pays Seller the purchase price described in Section 2 herein below.

     B. "Closing Date" means the date mutually agreed upon by Purchaser and Seller for the Closing provided the Closing Date shall be no earlier than two
(2) business days after the Due Diligence Deadline (defined below) and no later than thirty (30) business days after the Due Diligence Deadline; provided, however, the Closing Date may be extended either (i) by mutual agreement of Purchaser and Seller or (ii) pursuant to the terms hereof.

     C. "Improvements" means all buildings, structures, fixtures and other improvements now or hereafter located or erected on the Land (other than any trade fixtures owned by tenants).

     D. "Land" means the real property described on Exhibit A, including all adjacent roadways, rights-of-way and alleys to the

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extent Seller has an interest therein, all oil, gas and other mineral rights and all easements and other rights appurtenant to such real property.

     E. "Permitted Exceptions" means non-delinquent real property taxes on the Project and any other title exceptions set forth on the Title Commitment (defined below) which are not objected to by Seller within the time period set forth in Paragraph 6(1) below.

     I. "Personal Property" means all tangible and intangible personal property now or hereafter owned by the Seller and used in connection with the operation of the Project, including, without limitation, (i) all building and construction materials, equipment, appliances and machinery owned by Seller and used in connection with the operation of the Project, (ii) all permits, licenses, certificates and approvals issued in connection with the Project, and (iii) the personal property listed on Exhibit K attached hereto. The Purchaser and Seller may revise Exhibit K by mutual agreement prior to the Due Diligence Deadline.

     J. "Project" means the Land, the Improvements and the Personal Property.

     K. "Title Company" means Commonwealth Land Title Insurance Company.

     SECTION 2. EARNEST MONEY; AGREEMENT TO SELL AND PURCHASE.

     A. Earnest Money. Purchaser has deposited $2,000,000 with the Title Company (which, together with any interest earned thereon, is herein referred to as the "Earnest Money"). The Earnest Money shall be held by the Title Company in accordance with the terms hereof and invested in accordance with Purchaser's direction, subject to the reasonable approval of Seller. If this Agreement is terminated due to Purchaser's default hereunder, the Earnest Money shall be paid to Seller as liquidated damages and as Seller's sole and exclusive remedy. If the Closing occurs hereunder, the Earnest Money shall be paid to Seller and credited against the Purchase Price. If the Closing does not occur hereunder for any reason other than Purchaser's default hereunder, the Earnest Money shall be refunded to Purchaser or Purchaser shall have the remedy of specific performance as provided below.

     B. Purchase and Sale. On the Closing Date Seller shall convey the Project to Purchaser on the terms and conditions set forth herein. On the Closing Date the Purchaser shall accept title to the Project from Seller on the terms and conditions set forth herein and shall pay to the Seller the purchase price ("Purchase Price") of ONE HUNDRED MILLION DOLLARS ($100,000,000), subject to prorations as set forth below, by wire transfer of immediately available funds. The Purchase Price shall be

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allocated as follows: $40,000,000 to the 1616 Building and $60,000,000 to the
1300 Building.

     SECTION 3. REPRESENTATIONS AND WARRANTIES BY SELLER. Seller hereby represents and warrants to, and covenants and agrees with, Purchaser as follows:

     A. Due Organization. Seller is a group trust duly organized and validly existing under the laws of the State of Illinois; Seller has full power and authority, and is duly authorized, to execute, enter into, deliver and perform this Agreement and its obligations hereunder.

     B. Power. LaSalle Advisors Limited has full power and authority on behalf of Seller to execute this Agreement and all other agreements, instruments and documents required to be executed or delivered by Seller pursuant hereto. This Agreement and all other agreements, instruments and documents required to be executed or delivered by Seller pursuant hereto have been or (if and when executed) will be duly executed and delivered by LaSalle Advisors Limited on behalf of Seller, and are or will be legal, valid and binding obligations of Seller. No consents and permissions are required to be obtained by Seller for the execution and performance of this Agreement and the other documents to be executed by Seller hereunder. The consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or document to which the Seller is a party or by which it is bound, or any order, rule or regulation of any court or of any federal or state regulatory body or any administrative agency or any other governmental body having jurisdiction over the Seller or the Project.

     C. No Proceedings. Except as set forth in Exhibit B, there is not now pending or, to Seller's actual knowledge, threatened, any action, suit or proceeding before any court or governmental agency or body against the Seller or the Project which might have any material adverse result to the Project. Without limiting the generality of the foregoing, Seller has not received any written notices from any governmental entities of violations or alleged violations of any laws, rules, regulations or codes, including, without limitation, building codes, land use, zoning, hazardous wastes and other environmental laws, with respect to the Project which have not been corrected to the satisfaction of the governmental agency issuing such notices.

     D. Eminent Domain. There are no pending, or to Seller's actual knowledge, threatened condemnation, eminent domain or similar proceedings relating to the Project or any portion thereof or any interest or estate therein.

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     E. Zoning;  Taxes.  There are no pending or, to Seller's actual  knowledge, threatened zoning changes or variances with respect to the Project; nor has Seller initiated any request or application for a zoning change or variance with respect to the Project. There are no pending or, to Seller's actual knowledge, threatened reassessments or special tax assessments against the Project except for normal reassessments applicable generally to properties in the area of the Project.

     F. Service Contracts. Attached hereto as Exhibit C is a true, correct and complete list of all contracts or agreements to which Seller is a party for the providing of services to or management of the Project (which contracts and agreements, together with the contracts and agreements entered into with respect to the Project after the date hereof with the consent of Purchaser pursuant to
Section 6 below, are herein referred to collectively as the "Service Contracts"). To Seller's actual knowledge, all of the Service Contracts are in full force and effect and free from material default, and Seller has received no written notice of material default under the Service Contracts from the other parties thereto.

     G. Tenant Leases. Attached hereto as Exhibit D is a true, correct and complete list of all outstanding leases or agreements pursuant to which any person occupies, or has the right to occupy, space in the Project (which leases, agreements and other documents, together with the lease documents entered into with respect to the Project after the date hereof with the consent of Purchaser pursuant to Section 6 below, are herein referred to collectively as the "Tenant Leases"). Seller has delivered to Purchaser true, correct and complete copies of the Tenant Leases. Except as shown on such exhibit, (a) to Seller's actual knowledge, there are no material defaults under any of the Tenant Leases and the Tenant Leases are in full force and effect, (b) there are no security deposits nor any rights to refunds of rents previously paid under the Tenant Leases except for year-end reconciliations of 1996 operating expenses and real estate taxes, (c) there are no brokerage commissions or fees due now or payable in the future in connection with the Tenant Leases, (d) Seller has received no written notice of material default under the Tenant Leases from the lessees thereunder,
(e) there are no prepaid rents except for the current month, (f) there are no outstanding rent arrearages or, to Seller's actual knowledge, offset rights, (g) there are no tenant improvement expenditures or tenant improvement reimbursement obligations which are currently outstanding, and (h) there are no other brokerage agreements in effect with respect to the Project. Purchaser understands and agrees, however, that Seller is not making any representations or warranties with respect to any information on Exhibit D which is not expressly referenced in this paragraph and that such information is included on Exhibit D solely as a matter of convenience for Purchaser.

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

     H. Labor Contracts. Seller has no employees working at the Project. All persons working on behalf of Seller at the Project are employees of Seller's managing agent for the Project, and Purchaser will be under no obligation to use or hire such employees or such managing agent for the Project after Closing.

     I. Limitations on Representations and Warranties. As used herein, the term "Seller's actual knowledge" means the conscious knowledge of Jana L. Langston, Joe Donovan, Trina Santry, and Karen Schumacher, and such persons shall not be obligated to perform any due diligence investigations in connection with making any representations or warranties herein. All representations and warranties of Seller in this Agreement shall terminate one (1) year after the Closing and Seller shall have no liability thereafter with respect to such representations and warranties except to the extent Purchaser has filed a lawsuit against Seller during such one (1) year period for breach of any representation or warranty. If Purchaser has actual knowledge (as such term is defined in Section 4(E) hereof) at Closing that any of the Seller's representations or warranties in this Agreement are not true as of the Closing and Purchaser elects nonetheless to close, Purchaser shall be deemed to have waived any claim for breach of such representation or warranty. In addition, Seller shall be relieved of any liability for the representations and warranties contained in Paragraph 3(G) with respect to any Tenant Lease to the extent Purchaser has received an estoppel certificate expressly covering the matters set forth in Paragraph 3(G) from the party who is the tenant under such Tenant Lease. Seller shall have no liability for the breach of any representations or warranties set forth in this Agreement except to the extent the loss suffered by Purchaser as a result of such breaches exceeds $100,000 in the aggregate.

     J. Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROJECT, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROJECT, (C) THE SUITABILITY OF THE PROJECT FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANY TENANT MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROJECT OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROJECT, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROJECT, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROJECT, OR (H) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS,

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ORDERS  OR  REQUIREMENTS,  INCLUDING  THE  EXISTENCE  IN OR ON THE  PROPERTY  OF
HAZARDOUS MATERIALS (AS DEFINED BELOW) OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROJECT, ADDITIONALLY, NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF OF PURCHASER ACKNOWLEDGES THAT NO PERSON HAS MADE,
ANY  REPRESENTATION,   AGREEMENT,   STATEMENT,  WARRANTY,  GUARANTY  OR  PROMISE
REGARDING THE PROJECT OR THE TRANSACTION CONTEMPLATED HEREIN; AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER UNLESS EXPRESSLY SET FORTH HEREIN. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROJECT, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND AGREES TO ACCEPT THE PROJECT AT THE CLOSING AND WAIVE ALL OBJECTIONS OR CLAIMS AGAINST SELLER (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM OF CONTRIBUTION) ARISING FROM OR RELATED TO THE PROPERTY OR TO ANY HAZARDOUS MATERIALS ON THE PROPERTY EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROJECT WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROJECT, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROJECT AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROJECT IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF. IN NO EVENT, HOWEVER, SHALL ANY PROVISION OF THIS SECTION
(J) BE INTERPRETED OR APPLIED IN ANY MANNER SO AS TO LIMIT, IMPAIR OR PREJUDICE THE RIGHTS OF PURCHASER HEREUNDER WITH RESPECT TO THE REPRESENTATIONS AND
WARRANTIES PROVIDED BY OR ON BEHALF OF SELLER IN THIS AGREEMENT OR THE CONDITIONS TO PURCHASER'S OBLIGATIONS TO CLOSE.

     SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to, and covenants and agrees with, Seller as of the date hereof and as of the Closing as follows:

     A. Due Organization. Purchaser is a limited partnership organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full power and


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

authority, and is duly authorized, to execute, enter into, deliver and perform this Agreement and its obligations hereunder.

     B. Power. This Agreement and all other agreements, instruments and documents required to be executed or delivered by Purchaser pursuant hereto have been or (if and when executed) will be duly executed and delivered by Purchaser, and are or will be legal, valid and binding obligations of Purchaser. No consents and permissions are required to be obtained by Purchaser for the execution and performance of this Agreement and the other documents to be executed by Purchaser hereunder. The consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or document to which Purchaser is a party or by which it is bound, or any order, rule or regulation of any court or of any federal or state regulatory body or any administrative agency or any other governmental body having jurisdiction over Purchaser.

     C. No Proceedings. There is not now pending or, to Purchaser's actual knowledge, threatened any action, suit or proceeding before any court or governmental agency or body which might adversely affect Purchaser's ability to perform its obligations hereunder.

     D. ERISA. Purchaser is not and is not acting on behalf of an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a "plan" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. ss. 2510.3-101 of any such employee benefit plan or plans.

     E. Limitations on Representations and Warranties. As used herein, the term "Purchaser's actual knowledge" means the conscious knowledge of Erin O'Boyle, and such person shall not be obligated to perform any due diligence investigations in connection with making any representations or warranties herein. All representations and warranties of Purchaser in this Agreement shall terminate one year after the Closing and Purchaser shall have no liability thereafter with respect to such representations and warranties except to the extent Seller has filed a lawsuit against Purchaser during such one year period for breach of any representation or warranty. If Seller is aware at Closing that any of the Purchaser's representations or warranties in this Agreement are not true as of the Closing and Seller elects nonetheless to close, Seller shall be deemed to have waived any claim for breach of such representation or warranty. Purchaser shall have no liability for the breach of any representations or warranties set forth in this Agreement except to the extent the

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loss suffered by Seller as a result of such breaches exceeds $100,000 in the aggregate.

     SECTION 5. OPERATION OF THE PROJECT PRIOR TO CLOSING. The Seller shall do all of the following, from and after the date hereof through and including the Closing Date:

          (a) operate and maintain the Project in the same manner as it is currently being operated and shall, subject to damage, destruction or loss to the Project in which event Purchaser shall have the rights set forth in
     Section 6(I)(3), cause the Project to be, on the Closing Date, in the same condition as exists as of the date of this Agreement (normal wear and tear excepted);

          (b) maintain, or cause to be maintained, all existing insurance carried by Seller on the Improvements;

          (c)  without  the prior  written  consent of  Purchaser,  which may be withheld  in  Purchaser's  sole  discretion,  not  enter  into any  service contracts or similar agreements affecting the Project which would be binding on Purchaser after Closing, nor modify, amend, terminate, cancel or grant concessions regarding any such existing contracts or agreements which would be binding on the Purchaser after Closing; provided, however, Seller shall terminate prior to Closing any service contracts or similar agreements which Purchaser elects to have Seller terminate provided such contracts and agreements are terminable by their terms prior to Closing

          (d) without the prior written consent of the Purchaser (except in the case of emergencies), not make, or obligate itself to make, any material alterations or modifications to the Project; provided, however, prior to the Due Diligence Deadline Seller shall complete the current HVAC upgrade project, which includes balancing and testing of the system to ensure the design CFM requirements and design temperatures are achieved, and the new roof on 1616 Building (the "Pre-Closing Work"). Seller shall notify Purchaser when the Pre-Closing Work has been substantially completed, and Purchaser shall have five (5) business days in which to exercise the right to determine that all of the Pre-Closing Work has been substantially completed to its sole satisfaction, including, without limitation, the design, workmanship and adequacy thereof. If the Pre-Closing Work has not been substantially completed at least five (5) business days prior to the end of the Due Diligence Period, the Due Diligence Period shall be extended solely with respect to the Pre-Closing Work to the date which is five (5) business days after the Pre-Closing Work is substantially completed. If the Pre-Closing Work is substantially completed to Purchaser's satisfaction but not

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     100%  completed,  Purchaser  and Seller shall agree on a punchlist of items remaining to be completed. At Purchaser's option, Seller shall either complete such punchlist prior to Closing or give Purchaser a credit at Closing for the cost of completing such punchlist; and, except for such punchlist, Seller shall have no obligations with respect to the Pre-Closing Work after Purchaser has accepted the Pre-Closing Work as substantially complete; and

          (e) without the prior written consent of the Purchaser, not make any modifications or amendments to the Tenant Leases or enter into any new leases. Purchaser shall not unreasonably withhold its consent to any such modifications or amendments or new leases; and Purchaser shall be deemed to have given its consent to any modification or amendment or new lease if Purchaser does not notify Seller of its disapproval within five (5) business days after receipt of the proposed modification or amendment or new lease. Such five (5) business day period shall not begin to run until Purchaser has received a complete package of information concerning the proposed lease or modification, including appropriate credit information on the tenant. Seller shall give Purchaser an opportunity to be involved in discussions leading up to any proposed new lease or any proposed lease modifications in order to give Purchaser an opportunity to provide its non-binding input to Seller, and Purchaser shall be provided an opportunity to submit contractor names and proposals for tenant improvement work for Seller's good faith consideration.


     SECTION 6. CONDITIONS TO CLOSING. In addition to the conditions provided in other provisions of this Agreement, the parties' obligations to perform their undertakings provided in this Agreement, are each conditioned on the fulfillment of each of the following which is a condition to such party's obligation to perform hereunder (subject to such party's waiver in strict accordance with Section 8 below):

          (1) Purchaser shall obtain each of the following no later than September 30, 1996: (i) a current ALTA survey of the Project certified to Seller, Purchaser and the Title Company, and (ii) a title insurance commitment for the Project issued by the Title Company (the "Title Commitment"). Purchaser shall have ten (10) days after receipt to approve such items; and, if Purchaser disapproves any such items in the Title Commitment or Survey, Seller may at its sole election either correct any matters which the Purchaser has disapproved or terminate this Agreement. Purchaser shall be deemed to have waived any objections to any matters set forth in the Title Commitment which Purchaser does not notify Seller by such date that it objects thereto, and any matters shown on the Title Commitment which are not objected to by Purchaser by such

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
     date shall be deemed "Permitted Exceptions". Seller shall have ten (10) days to make the election to cure any matter which Purchaser has objected to; and, if Seller elects not to cure any such matter, Purchaser may within five (5) days thereafter elect to waive its objection to such matter, in which case such matter shall become a Permitted Exception. If Seller has elected to cure any matter, such matter shall be cured by Seller prior to Closing, and Purchaser shall be given a reasonable opportunity prior to Closing to verify that such matter has been cured to Purchaser's reasonable satisfaction. Notwithstanding the foregoing, Seller shall cause to be released any mortgages or other voluntary encumbrances securing the payment of money which Seller has caused to be recorded against the Project.

          (2) As a condition to each party's obligation to perform hereunder, the due performance by the other of all undertakings and agreements to be performed by the other hereunder and the truth in all material respects of each representation and warranty as set forth herein made pursuant to this Agreement by the other at the Closing Date; provided, however, if either party cannot remake any of its representations and warranties as of Closing in all material respects through no fault of its own, the other party's sole remedies shall either be to terminate this Agreement or waive the condition that such representation or warranty be remade as of Closing. Purchaser and Seller shall each deliver to the other a certificate at Closing (a "Closing Certificate") reaffirming its representations and warranties in all material respects except for matters which have occurred after the date hereof which are listed on the Closing Certificate and to which the other party has elected to waive its objection in writing.


          (3) As a condition to Purchaser's obligation to perform hereunder (and not as a default), that there shall not have occurred between the date hereof and the Closing Date, inclusive, destruction of or damage or loss to the Project (whether or not covered by insurance proceeds) from any cause whatsoever the cost of which to repair exceeds $250,000 in the aggregate; provided, however, that in the event of such destruction or damage, Purchaser may elect to proceed with the Closing in which case Seller shall assign to Purchaser any claims for proceeds from the insurance policies covering such destruction or damage and give Purchaser a credit for any deductibles under such policies. If the cost of repairing the destruction, damage or loss is less than $250,000 in the aggregate, the parties shall proceed with the Closing as provided herein and the cost of repair shall be deducted from the Purchase Price.

          (4) As a condition of Purchaser's obligation to proceed with Closing (and not as a default), Purchaser shall be satisfied in its sole and absolute discretion with all aspects of the Project; provided, however, if Purchaser does not notify Seller by October 7, 1996 (the "Due Diligence Deadline") that it is not so satisfied, this condition shall be deemed waived by Purchaser. Purchaser shall not be required to give its reasons for terminating this Agreement pursuant to this paragraph, and Purchaser's notice shall be conclusive evidence that it is dissatisfied with the Project.

          (5) As a condition to Purchaser's obligation to perform hereunder (and not as a default), that there shall not have occurred at any time or times on or before the Closing Date any taking or threatened taking of the Project or any part thereof or any interest or estate therein by condemnation, eminent domain or similar proceedings; provided, however, Purchaser may elect to waive such condition in which case Seller shall assign to Purchaser at Closing all of Seller's right, title and interest in and to any proceeds resulting from any such proceeding.

          (6) Seller covenants and agrees, and it shall be a condition to Purchaser's obligation to perform its undertakings hereunder, that from and after the date hereof, at all reasonable times, Purchaser (and its agents) shall be permitted access to the Project and all books, records and reports relating to the Tenant Leases and the physical condition and historical financial statements for the Project for the purpose of inspecting same, and Purchaser (and its agents) shall have the right to photocopy any and all such books, records and information. Purchaser shall have the right to conduct physically intrusive testing of or under the Project, provided it first obtains the consent of Seller as to the timing and scope of the work to be performed, which consent shall not be unreasonably withheld or delayed. All information relating to the Project made available to Purchaser shall be treated as confidential, subject to Section 16. Purchaser (and its agents) shall also have the right to meet with tenants in the Project to discuss any matters relating to their occupancy in the Project, provided, however, Seller shall have the right to have a representative in attendance at all such meetings. Any entry by Purchaser and its agents on the Project shall be upon reasonable prior notice to Seller, and Purchaser will indemnify and hold Seller harmless against any and all injuries, claims, losses, damages and expenses arising out of its negligence in the performance of any such entry, inspection or other activities.

     SECTION 7. CLOSING.

          A. Time. The Closing hereunder shall occur on the Closing Date at the offices of the Title Company.

          B. Actions. At the Closing, Seller shall convey good and marketable title to the Project to Purchaser, free and clear of all encumbrances except the Tenant Leases, Permitted Encumbrances and those title matters which Purchaser has accepted or has been deemed to accept pursuant to the terms hereof; and Purchaser shall pay to Seller the Purchase Price, plus or minus prorations as set forth herein. The Closing shall occur through an escrow, the cost of which shall be shared equally between Purchaser and Seller. Purchaser shall receive full possession of the Project at Closing, subject only to the Tenant Leases and Permitted Exceptions.

          C. Deliveries.

          (1) At the Closing, Purchaser shall receive all of the following, in form and substance reasonably satisfactory to Purchaser (it being agreed by Purchaser that the documents attached hereto as exhibits are satisfactory in form to Purchaser):

               (a) a special warranty deed, with full English covenants, in the form attached hereto as Exhibit E executed by the Seller;

               (b) a bill of sale and assignment for the Personal Property in the form of Exhibit F, executed by Seller;

               (c) an assignment of the Service Contracts, in the form of Exhibit G attached hereto (the "Assignment of Service Contracts"), executed by Seller, assigning to Purchaser the Service Contracts;

               (d) an assignment of the Tenant Leases, in the form of Exhibit H hereto (the "Assignment of Tenant Leases"), executed by Seller;

               (e) written acknowledgments (the "Tenant Estoppel Certificates"), without material deviation from the form of Exhibit I attached hereto, dated as of a date not more than thirty (30) days prior to Closing, from tenants leasing at least 85% of the occupied rentable square feet in the Project, but including in any event the following tenants (the "Major Tenants"): American National Red Cross, Price, Waterhouse, TRW, Bolt, Beranek and Newman, Inc., Bell Atlantic, Bio-Metric, NEMA and Century Parking, Inc.;

               (f) an assignment in the form of Exhibit J hereto of all guaranties and warranties in favor of Seller with respect to the Improvements, including any guaranties and warranties with respect to the Pre-Closing Work;

               (g) notices to each of the tenants under the Tenant Leases, notifying them of the sale of the Project and directing them to pay all future rent as Purchaser may direct;

               (h) a closing statement setting forth all prorations and credits required hereunder;

               (i) an affidavit from Seller that it is not a "foreign person" or subject to withholding requirements under the Foreign Investment in Real Property Tax Act of 1980, as amended;

               (j) the original of all Leases and Service Contracts to the extent they are in the possession of Seller or its agents;

               (k) all keys and combinations to locks located at the Project;

               (l) All soil reports, engineering studies, consultant reports, plans and specifications, books and records and permits and approvals relating to the Project which are in the possession of Seller or its managing agent;

               (m) a termination of the existing management agreement for the Project;

               (n) to the extent the Seller can obtain the same, (i) a letter from the installer of the original roof on the Project confirming that any warranties and guaranties applicable to the original roof will remain in effect notwithstanding the Pre-Closing Work; and (ii) a letter from the manufacturer of the new roof membrane being installed as part of the Pre-Closing Work confirming that the roof work done as part of the Pre-Closing Work is in compliance with any warranty given by such manufacturer.

               (o) the Closing Certificate from Seller referred to in Section 6(2) above;

               (p) evidence that any fees or payments due LaSalle Partners in connection with the transactions set forth herein have been paid;

               (q) an affidavit in the form attached hereto as Exhibit M; and

               (r) an assignment in the form of Exhibit N (the "Assignment of Art Agreements") of (i) that certain Agreement, dated June 19, 1991, between Arlington County and Seller and (ii) that certain Commission Agreement, dated June 17, 1990, between Chris Gardner and Seller.

     In the event Seller is unable to obtain the Tenant Estoppel Certificates required herein without material deviation from the information contained in this Agreement, Purchaser shall have the option as its sole and exclusive remedies of (i) terminating this Agreement or (ii) proceedi with the Closing and waiving the requirement that it receive the Tenant Estoppel Certificates, as the case may be, without material deviation. Seller shall also use its best efforts (without the expenditure of any material sums) to obtain prior to Closing subordination, attornment and non-disturbance agreements from the Major Tenants in the form attached hereto as Exhibit L; but receipt of such agreements shall not be a condition of Closing.

     (2) Seller shall have received from Purchaser all of the following, in form and substance reasonably satisfactory to Seller (it being agreed by Seller that the documents attached hereto as exhibits are satisfactory in form to the Seller):

          (a) payment of the Purchase Price, plus or minus prorations;

          (b) copies of the Assignment of Service Contracts, the Assignment of Tenant Leases and the Assignment of Art Agreements, executed by Purchaser; and

          (c) the Closing Certificate from Purchaser referred to in Section 6(2) above.

     D. Prorations. The Purchase Price for the Property shall be subject to prorations and credits as follows to be determined as of 12:01 A.M. on the Closing Date, the Closing Date being a day of income and expense to Purchaser:

          1. Rents payable under Tenant Leases. Purchaser shall receive a credit at Closing for all rents collected by Seller prior to the Closing and allocable to the period after Closing. No credit shall be given the Seller for accrued and unpaid Rent or any other non-current sums due from tenants unless and until said sums are paid. Any portion of any rents collected subsequent to the Closing Date and properly allocable to periods prior to the Closing Date shall be paid, promptly after receipt, to the Seller, but subject to all of the provisions of this Section hereof; and any portion thereof properly allocable to periods subsequent to the Closing Date, if any, shall be paid to Purchaser. Seller shall be solely responsible for collecting any rent under the Tenant Leases which is past due as of the Closing; provided, however, Purchaser shall be responsible for collecting any rent due for the month in which the Closing occurs and shall pay to Seller the portion of such rents if, as and when collected which has accrued prior to Closing. Any security deposits held by Seller at Closing shall be credited to Purchaser on the Closing Date.

          2. Seller shall be entitled to collect from tenants the monthly adjustment rent or escalation payments payable under the Tenant Leases for the period prior to Closing for taxes and operating expenses for the Project, and Purchaser shall retain all such monthly rent or payments for the period after Closing. As soon as all such taxes and operating expenses for the Project are finally determined for the year in which the Closing occurs, Purchaser shall be responsible for adjusting with the tenants the adjustment rent or escalation payments paid under the Tenant Leases for such year. Seller shall pay to Purchaser Seller's share of any such adjustment payments owed to tenants under the Tenant Leases, and Purchaser shall remit to Seller Seller's share of any such adjustment payments paid by tenants; and Seller shall indemnify and hold Purchaser harmless in connection with all claims for Seller's share of the adjustments owed to tenants, which indemnity shall survive the Closing. Seller's share of any adjustments shall be determined based on the portion of operating expenses and real estate taxes for the year incurred by Seller (after taking into account any prorations pursuant to this Section D).

          3. Purchaser shall receive a credit for any accrued but unpaid real estate taxes imposed in respect of the Project for the portion of the current year which has elapsed prior to the Closing Date (and to the extent unpaid, for prior years). If the amount of any such taxes have been determined as of Closing, such credit shall be based on the most recent ascertainable taxes and shall be reprorated upon issuance of the final tax bill. Seller shall also give Purchaser a credit for any special assessments against the Project which are due and payable prior to Closing.

          4. Utilities and fuel, including, without limitation, steam, water, electricity, gas and oil. The Seller shall cause the meters, if any, for utilities to be read the day on which the Closing Date occurs and to pay the bills rendered on the basis of such readings. If any such reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than thirty (30) days prior to the Closing Date; and such adjustment shall be reprorated when the next utility bills are received.

          5. Charges payable under the Service Contracts assigned to Purchaser pursuant to this Agreement.

          6. Any vault fees or similar payments for the Project.

     At least five (5) days prior to Closing, Seller shall deliver to Purchaser copies of all information and records necessary to support the prorations hereunder. In the event any prorations made pursuant hereto shall prove incorrect for any reason whatsoever, either party shall be entitled to an adjustment to correct the same, provided no adjustments shall be requested more than one (1) year after Closing.

     E. Expenses. Purchaser shall pay (1) the cost of the Title Policy (defined below), (2) the cost of the survey of the Project, (3) any state and county transfer taxes or recording charges payable in connection with the recording of the Deed, (4) one-half of any escrow or closing charge by the Title Company, and
(5) its own due diligence and legal expenses. Seller shall pay (1) the Grantor's Tax, (2) one-half of any escrow or closing charge by the Title Company, and (3) its own legal expenses.

     F. Title. At the Closing, the Title Company shall issue to Purchaser an ALTA Policy of Title Insurance or equivalent (the "Title Policy") with Purchaser named as insured, dated as of the Closing Date, with a liability limit equal to the Purchase Price, insuring that title to the Land and the Improvements is vested in Purchaser, subject only to the Permitted Exceptions and Tenant Leases. If the Title Policy discloses any liens or encumbrances which are not Permitted Exceptions and which the Seller voluntarily created, Purchaser may remove such liens at Closing by paying so much of the Purchase Price to the holders of the liens as is necessary to do so. If the Title Policy discloses any other liens or encumbrances which are not Permitted Exceptions, Seller shall have up to thirty
(30) days in which to cure such new title exception. If Seller does not cure such new exception within such thirty (30) day period, Purchaser shall have the option, to be exercised within ten (10) days after the end of the thirty (30) day period, to either terminate this Agreement or waive its objection to the new title exception; and, if Purchaser elects to waive its objection, the new exception shall be deemed a "Permitted Exception." If necessary, the Closing Date shall be extended until the date which is ten (10) days after the date on which Seller cures such new title exception or the date on which Purchaser waives its objection to such new title exception.

     G. Leasing Costs. Except as set forth in the following sentence, Seller shall be responsible for the brokerage commissions, tenant improvement costs and other leasing costs to be paid in connection with the existing leases at the Project with American National Red Cross (approximately 75,000 square feet), Teledyne Industries, Inc. (approximately 24,000 square feet), John Snow, Inc. (approximately 19,000 square feet) and TRW, Inc. (Suites 500 and 1900 totaling approximately 34,347 square feet). Purchaser shall be responsible for the brokerage commissions, tenant improvements and other leasing costs to be paid in connection with (i) any new lease at the Project after the date hereof with TRW, Inc. provided Purchaser has approved such new lease, (ii) the lease with Bell Atlantic International, Inc., dated August 5, 1996, which has been assigned to Bell-Atlantic Virginia, Inc.,
(iii) existing options under the Tenant Leases for expansions and renewals which are exercised after August 21, 1996, which Purchaser shall have a right to review prior to the Due Diligence Deadline, and (iv) new leases or lease amendments for the Project which are executed after August 21, 1996, and prior to Closing provided Purchaser has approved such new leases or amendments.

     H. Existing Mortgages. At Purchaser's election, Purchaser may seek to have the existing mortgages on the Project assigned to Purchaser's lender at Closing in lieu of having them satisfied. If Purchaser so elects, Seller shall reasonably cooperate with Purchaser's efforts, but such assignment shall not be a condition of Closing and any assignment shall be at Purchaser's sole cost and expense.

     SECTION 8. WAIVER. Each party hereto may, at any time or times, at its election, waive any of the conditions to its obligations hereunder by a written waiver expressly detailing the extent of such waiver (and no other waiver or alleged waiver by such party shall be effective for any purpose). No such waiver shall reduce the rights or remedies of such party by reason of any breach by the other party or parties of any of its or their obligations hereunder.

     SECTION 9. BROKERS. Each party represents and warrants to the other that it has not hired any brokers or finders in connection with the transactions set forth herein except for LaSalle Partners. Seller shall be obligated to pay any commissions or fees due LaSalle Partners and shall indemnify Purchaser against any claims by LaSalle Partners for such commissions or fees, which indemnity shall survive the Closing.

     SECTION 10. SURVIVAL; FURTHER INSTRUMENTS. Except as expressly set forth herein, none of the terms and provisions herein shall survive the Closing. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement and as is consistent with this Agreement.

     SECTION 11. NO THIRD PARTY BENEFITS. This Agreement is made for the sole benefit of Purchaser and Seller and their respective successors and assigns (subject to the limitation on assignment set forth in Section 13 below), and no other person or persons shall have any right or remedy or other legal interest of any kind under or by reason of this Agreement. Whether or not either party hereto elects to employ any or all the rights, powers or remedies available to it hereunder, such party shall have no obligation or liability of any kind to any third party by reason of this Agreement or by reason of any of such party's actions or omissions pursuant hereto or otherwise in connection with this Agreement or the transactions contemplated hereby.

     SECTION 12. REMEDIES. If Purchaser defaults hereunder, Seller's sole remedy at law or in equity shall be to recover the Earnest Money as liquidated damages. The parties agree that Seller's damages in the event of a default by Purchaser will be difficult to determine and that the Earnest Money is a fair estimate of those damages. If Seller shall default hereunder prior to Closing, Purchaser shall be entitled as its sole remedies at law or in equity to terminate this Agreement and receive a return of the Earnest Money or to sue for specific performance of this Agreement.

     SECTION 13. MISCELLANEOUS. This Agreement (including all Exhibits hereto) contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters. The section headings shall not be used in construing this Agreement. This Agreement shall be construed and enforced in accordance with the laws of the State of Virginia. Purchaser may not assign its rights under this Agreement without the prior written consent of Seller except to an entity controlling Purchaser, controlled by Purchaser or under common control with Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. The provisions of this Agreement may not be amended, changed or modified orally, but only by an agreement in writing signed by the party against whom any amendment, change or modification is sought. Time is of the essence with respect to the terms and conditions of this Agreement.

     SECTION 14. NOTICES. All notices and other communications which either party is required or desires to send to the other shall be in writing and shall be sent by messenger, registered or certified mail, postage prepaid, return receipt requested. Notices and other communications shall be deemed to have been given on the earlier of actual receipt or the third business day after the date so mailed. Notices shall be addressed as follows:

       (a)     To Seller:

                c/o LaSalle Partners Limited
                200 East Randolph Drive
                Chicago, Illinois  60601
                Attention:  Ms. Jana L. Langston

                with copies to:

                LaSalle Partners Limited
                220 East 42nd Street
                New York, New York 10017
                Attention: Mr. Thomas Beneville

                                and

                Hagan & Olian
                200 East Randolph Drive
                Suite 4322
                Chicago, Illinois  60601
                Attention:  Mr. R. K. Hagan

        (b)     To Purchaser:

                c/o Beacon Properties Corporation
                50 Rowes Wharf
                Boston, Massachusetts 02110
                Attention:  Mr. Charles H. Cremens

                with a copy to:

                Goulston & Storrs
                400 Atlantic Avenue
                Boston, Massachusetts 02110
                Attention: Mr. Jordon Krasnow

or to such other person and/or address as shall be specified by either party in a notice given to the other pursuant to the provisions of this Paragraph.

     SECTION 15. ATTORNEYS' FEES. In the event either party institutes legal proceedings to enforce its rights hereunder, the prevailing party in such litigation shall be paid all reasonable expenses of the litigation by the losing party, including its attorneys' fees.

     SECTION 16. CONFIDENTIALITY. Seller and Purchaser agree to keep this Agreement confidential and not disclose or make any public announcements with respect to the subject matter hereof without the consent of the other party. Seller acknowledges that Beacon Properties Corporation, the general partner of Purchaser, is a publicly owned corporation subject to regulation by the

Securities and Exchange Commission (the "SEC"), and that the regulations of the SEC may require that Purchaser disclose the existence of this Agreement and the contents of some or all of the documents delivered by Seller in connection therewith. Accordingly, Seller expressly consents to the disclosure of the terms and conditions of this Agreement and the transactions contemplated hereby to the extent that Purchaser in the exercise of its reasonable judgment has determined that the SEC requires such disclosure. In addition to the disclosure contemplated by the preceding sentence, and without limitation thereof, either party may disclose this Agreement or the contents thereof or of any documents to be executed and/or delivered in connection herewith to any partners, advisers, underwriters, analysts, employees, affiliates, officers, directors, consultants, lenders, accountants or legal counsel of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality. The foregoing shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties. From and after the Closing, either Seller or Purchaser may issue a press release with respect to this Agreement and the transactions contemplated hereby provided the terms of the transactions are not included in such press release.

     SECTION 17. AUDIT. To comply with the SEC regulations with respect to the verification of historical information, Purchaser shall have the right prior to or for a one (1) year period subsequent to Closing to conduct an audit, at Purchaser's sole cost and expense, of Seller's books and records for and with respect to the respective Project for the shorter of (i) three years prior to Closing or (ii) the period of Seller's ownership thereof. Seller hereby agrees to permit Purchaser and Purchaser's accountants access to such books and records (including those maintained by Seller's managing agents) and, at Purchaser's sole cost and expense, to reasonably cooperate and to cause Seller's accountants to cooperate with Purchaser to enable such audit to be performed; provided, however, Purchaser shall not have a right to inspect any confidential documents such as appraisals or market studies. The provisions of this paragraph shall survive the Closing.

     SECTION 18. LIMITATION ON LIABILITY. This Agreement is entered into by LaSalle Advisors Limited, a Delaware limited partnership, as duly appointed agent and investment manager of the above-named Trustees of LaSalle Fund II and on the express condition that any obligation of such Trustees or LaSalle Fund II or LaSalle Advisors Limited or any affiliate shall be enforceable only against, and payable only out of, the property of LaSalle Fund II, and neither the Trustees nor any beneficiary, officer or employee of LaSalle Fund II or of LaSalle Advisors Limited or of any affiliate shall be held to any personal liability whatsoever. Seller, however, agrees to maintain a net worth of at least $5,000,000 until the first anniversary of the Closing.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                   DANIEL W. CUMMINGS, STUART L. SCOTT,
                                   ROBERT C. SPOERRI, and LYNN C. THURBER, not personally, but as Trustees under that certain Declaration of Trust, dated
                                   October 1, 1983, creating LASALLE FUND II, a Group Trust, acting through its agent and manager:

                                   LASALLE ADVISORS LIMITED


                                   By:
                                        ----------------------------------
                                   Title:
                                         ---------------------------------



                                   BEACON PROPERTIES, L.P., a Delaware
                                      limited partnership

                                   By:  Beacon Properties Corporation, a
                                          Maryland corporation


                                    By:
                                        ----------------------------------
                                    Title:
                                           -------------------------------

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                                    EXHIBITS

Exhibit A - Legal Description of Land Exhibit B - Litigation Exhibit C - Service Contracts Exhibit D - Tenant Leases Exhibit E - Deed Exhibit F - Bill of Sale Exhibit G - Assignment of Service Contracts Exhibit H - Assignment of Tenant Leases Exhibit I - Estoppel Certificates for Tenant Leases Exhibit J Assignment of Guaranties and Warranties Exhibit K - Personal Property Exhibit L - Subordination, Attornment and Non-Disturbance Agreement Exhibit M - Seller's Affidavit Exhibit N - Assignment of Art Agreements

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